February 28, 2018

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Re:	Financial Investors Trust, a Delaware statutory trust

1933 Act File No. 33-72424 – Post-Effective Amendment No. 206 and

1940 Act File. No. 811-8194 – Amendment No. 207,

filed with the Securities and Exchange Commission on February 28, 2018

each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

We have acted as counsel for Financial Investors Trust, a Delaware statutory trust (the “Registrant”), in connection with the registration by the Registrant of its shares of beneficial interest, no par value (the “Shares”), of the funds listed on Exhibit A attached hereto, each a series of the Registrant (the “Funds”), and the classes of such Funds also listed on Exhibit A (the “Classes”) described in the above-referenced filing (the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”).

The Registrant is authorized to issue an unlimited number of Shares. The Board of Trustees of the Registrant (the “Board”) has the power to classify and reclassify any unissued shares of beneficial interest into one or more classes of shares and to classify or reclassify any class of shares into one or more series of shares. You have asked for our opinion on certain matters relating to the Shares. The Board has previously authorized the issuance of the Shares to the public.

We have reviewed (i) the Registrant’s Declaration of Trust, as amended (the “Declaration of Trust”), (ii) the Registrant’s Bylaws, as amended (the “Bylaws” and together with the “Declaration of Trust”, the “Governing Documents”), (iii) resolutions adopted by the Board (the “Resolutions”), (iv) a printer’s proof of the Registration Statement dated February 28, 2018, (v) certificates of public officials, and (vi) such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America. The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 (the “1940 Act”) that are applicable to equity securities issued by open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws. We express no opinion with respect to any other laws.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

Financial Investors Trust
February 28, 2018

We have also assumed the following for this opinion:

1.       The Governing Documents and the Resolutions authorizing the issuance of the Shares have not been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of the Shares.

2.       The Shares have been, and will continue to be, issued in accordance with the Registrant’s Governing Documents, and the Resolutions relating to the creation, authorization and issuance of the Shares.

3.       The Shares have been, or will be, issued against consideration therefor as described in the Registrant’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

4.       Each document submitted to us is accurate and complete, the signatures on all original documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof conform to the original, and all documents are duly executed and delivered where due execution and delivery are prerequisites of the effectiveness thereof.

5.       Any and all conditions established by the Resolutions to the authorization and issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

6.       All appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

7.       All natural persons identified to us have legal capacity, and persons identified to us as officers of the Registrant are actually serving in such capacity, and the representations of officers of the Registrant are correct as to matters of fact.

8.       All applicable securities laws will be complied with and the Registration Statement with respect to the offering of the Shares will be effective.

9.       The Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the proof referred to above.

10.      The Registrant is in compliance with the 1940 Act and such other laws and regulations.

We have not independently verified any of these assumptions.

Financial Investors Trust
February 28, 2018

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Registrant of full payment for the Shares and compliance with the 1933 Act, the 1940 Act and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Registrant; and (ii) purchasers of the Shares will not have any obligation to make payments to the Registrant or its creditors (other than the purchase price for the Shares) or contributions to the Registrant or its creditors solely by reason of the purchasers’ ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of the Shares. This opinion is rendered solely for the benefit of the Registrant and its shareholders in connection with the Registration Statement and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without prior written consent.

We hereby consent to all references to us in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/DAVIS GRAHAM & STUBBS LLP
DAVIS GRAHAM & STUBBS LLP

Financial Investors Trust
February 28, 2018

Exhibit A

List of Funds & Classes

Name of Fund	Classes
	Class A	Class C	Class I	Class R	Investor Class	Class L
ALPS | Alerian MLP Infrastructure Index Fund	ALERX	ALRCX	ALRIX	-	-	-
ALPS | CoreCommodity Management CompleteCommodities Strategy Fund	JCRAX	JCRCX	JCRIX	-	-	-
ALPS | Kotak India Growth Fund	INDAX	INFCX	INDIX	-	-	-
ALPS | Metis Global Micro Cap Value Fund	METAX	METCX	METIX	-	-	-
ALPS | Red Rocks Listed Private Equity Fund	LPEFX	LPFCX	LPEIX	LPERX	-	-
ALPS | WMC Research Value Fund	AMWYX	AMWCX	AMWIX	-	-	-
Clough China Fund	CHNAX	CHNCX	CHNIX	-	-	-
RiverFront Asset Allocation Aggressive (F.K.A. RiverFront Global Growth Fund)	RLTAX	RLTCX	RLFIX	-	RLTSX	RLTIX
RiverFront Asset Allocation Growth (F.K.A. RiverFront Global Allocation Fund)	RMGAX	RMGCX	RMGIX	-	-	-
RiverFront Asset Allocation Growth & Income (F.K.A. RiverFront Dynamic Equity Income Fund)	RLGAX	RLGCX	RLIIX	-	-	-
RiverFront Asset Allocation Moderate (F.K.A. RiverFront Moderate Growth & Income Fund)	RMIAX	RMICX	RMIIX	-	-	-
RiverFront Asset Allocation Income & Growth (F.K.A. RiverFront Conservative Income Builder Fund)	RCABX	RCCBX	RCIBX	-	-	-